Exhibit to Accompany
Item 77C
Form N-SAR
The Yacktman Funds, Inc.
(the Funds)


RESULTS OF A SPECIAL MEETING OF
SHAREHOLDERS

A special meeting of the shareholders of the Funds was held on November 24, 1998.

The matters voted on by the shareholders of record as of October 12, 1998 and the results of the vote at the shareholder meeting held November 24, 1998 were as follows:

1. Proposal to remove all current directors of the Funds other than Ronald Ball and Donald Yacktman

	For	Against	Abstain
	21,391,378	2,717,048	180,877

2. Proposal to amend the Funds' bylaws to reduce the number of directors of the Funds from six to five

	For	Against	Abstain
	21,210,980	2,281,739	256,586

3. Election of Directors

			For	Withheld
	Bruce B. Bingham
	21,279,348	3,009,957
	Albert J. Malwitz
	21,279,348	3,009,957
	George J. Stevenson III
	21,277,946	3,011,359












*The term of office as Directors of Donald A.
Yacktman and Ronald W. Ball continued after the meeting.
NM
K:\YACKTMAN\NSAR\1999 filings\Yack9977c.doc
02/26/99